Exhibit 99.2

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AUGUST 07, 2014 / 08:30PM GMT, MELI - Q2 2014 MercadoLibre Inc Earnings Call

CORPORATE PARTICIPANTS

Martin de los Santos MercadoLibre, Inc. - VP, Finance & Head of IR

Pedro Arnt MercadoLibre, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Gene Munster Piper Jaffray - Analyst

Vera Rossi Goldman Sachs & Co. - Analyst

Ross Sandler Deutsche Bank Research - Analyst

Mark Miller William Blair & Company - Analyst

Marcelo Santos J.P. Morgan - Analyst

Chad Bartley Pacific Crest Securities - Analyst

Pedro Anrt

PRESENTATION

Editor

Presentation

Operator

Good day, ladies and gentlemen, and welcome to the MercadoLibre second quarter 2014 earnings conference call.

(Operator Instructions)

As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, Martin de los Santos. Please go ahead.

Martin de los Santos - MercadoLibre, Inc. - VP, Finance & Head of IR

Hello, everyone, and welcome to the MercadoLibre earnings conference call for the quarter ended June 30, 2014. I’m Martin de los Santos, the head of investor relations for MercadoLibre.

Our senior management presenting today is Pedro Arnt, Chief Financial Officer. Additionally, Osvaldo Gimenez, Executive Vice President of Payments, will be available during today’s Q&A session.

This conference call is also being broadcast over the internet and is available through the Investor Relations sections of our website.

I remind you that management may make forward-looking statements relating to such matters as continued growth prospects for the Company, industry trends, and product and technology initiatives. These statements are based on currently available information and our current assumptions, expectations, and projections about future events. While we believe that our assumptions, expectations, and projections are reasonable in view of the currently available information, you are cautioned not to place undue reliance on these forward-looking statements.

Our actual results may differ materially from those discussed in this call for a variety of reasons, including those described in the “Forward-Looking Statements” and “Risk Factors” sections of our 10-K and other filings with the Securities and Exchange Commissions, which are available on our Investor Relations website.

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AUGUST 07, 2014 / 08:30PM GMT, MELI - Q2 2014 MercadoLibre Inc Earnings Call

Finally, I would like to remind you that during the course of this conference call, we might discuss some non-GAAP measures. A reconciliation of those measures to the nearest comparable GAAP measures can be found in our second quarter 2014 earnings press release, available on our Investor Relations website.

Now, let me turn the call over to Pedro.

Pedro Arnt - MercadoLibre, Inc. - CFO

Thanks, Martin. Good afternoon and welcome, everyone, to MercadoLibre’s second quarter 2014 earnings call. We’re pleased to provide an update on the Company’s operational and financial progress for the second quarter of 2014.

We made solid progress on all fronts over the last three months, growing our business on the basis of the substantial upgrades we are bringing our users as we integrate payments and shipping into their buying and selling behaviors, as we introduce new formats for the sale of specific products and brands, and as we perfect the user experience that we offer buyers across all screens.

We are increasingly delivering a shopping experience that integrates all aspects of our ecosystem, and the added value to our users translates to solid business performance. Let me start by giving you a quick snapshot of key metrics in areas of progress for the period.

Reviewing key 2014 versus 2013 quarterly metrics for the second quarter, registered users continued growing past the 100 million marker, now at 109.6 million registered users, up 21.5% year on year.

Successful items grew 18%, reaching 23.6 million items sold.

Gross merchandise volume surpassed $1.8 billion, up 67% in local currencies and up 22% in local currencies when we exclude Venezuela.

Total payment transactions grew 40%, to 10.3 million.

Total payment volume grew 77% in local currencies, growing to $785 million.

Revenue growth in local currencies came in at 66% year on year. Excluding our Venezuelan operations, revenue growth in local currencies came in at 47% year on year.

Additionally, during the quarter we made significant progress across our strategic initiatives. Mobile sales reached 16% of gross merchandise volume. MercadoEnvios almost doubled its units shipped, approaching a combined 3 million in Brazil and Argentina.

And our Mall initiative continued to trend well, as in the first quarter. This helped vertical categories gain share of volume from consumer electronics, as we onboarded brands to the Mall at a faster pace than in the first quarter of the year. By the end of June, we had 226 official stores; that’s 141 more stores than last quarter.

What this illustrates is that we continue working diligently to deliver on all our stated goals: advancing on our road map to offer the best online shopping experience in our region by combining the assets of our ecosystem into a comprehensive trading platform for buyers and sellers. We are uniquely positioned to deliver on this. Already providing the deepest selection across multiple product categories, we are also stretching across brand and merchant segments, delivering seamless payments and convenient shipping, both becoming the norm on MercadoLibre at a fast pace, and all the while delivering solid improvements to the customer service we offer.

As previewed a moment ago, shipping is making strides, penetrating our GMV at rates that exceed our expectations. Shipping units grew an impressive 91% quarter on quarter, reaching 8% of sold items in Argentina and 25% of sold items in Brazil.

Payments also keep outpacing Marketplace growth. Our 40% year-on-year growth in payment transactions accelerated, versus 36% last quarter, and results from great momentum across all our MercadoPago country operations, Brazil leading the way robustly with its own number of transactions also accelerating to 42% year on year.

Total payment volume in local currencies accelerated across the board on our platform. Total payment volume grew 82% year on year in local currencies, versus 65% in the prior quarter. Off our platform, total payment volume grew 61% year on year in local currencies, versus 59% in the prior quarter, while our off-platform technology posted significant advances, better checkout flows, and new solutions for merchant partners.

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AUGUST 07, 2014 / 08:30PM GMT, MELI - Q2 2014 MercadoLibre Inc Earnings Call

No doubt, MercadoPago is a key facilitator for future ecommerce growth on and beyond our platform, and as it continues to expand at a faster pace than overall ecommerce, we are paving the way for higher transaction quality and frequency, going forward.

In the second quarter, we also kept developing our mobile and vertical capabilities, aware that a superlative online shopping experience must be customized by type of product and by type of screen. Our Marketplace is adapting very well to new verticals, as they kept gaining share of volume and as we diversify away from consumer electronics, while on the apparel front we onboarded new brands which by now include the likes of Reef, Prince, New Balance, Swatch, Puma, and many more.

When it comes to mobile, this quarter’s downloads of our native app continued to grow at a fast clip, while we also made significant improvements to our web mobile experience, posting usability upgrades as we integrated buyer and registration flows on those screens, which also proved good for business, accelerating mobile web registrations and generating more purchases per registered user. These innovations brought total mobile registrations to a record 31% of all new user sign-ups in June.

We also kept promoting our open platform, making our services increasingly accessible to third parties. These are, for example, developers building ecommerce tools or first-party retailers wishing to integrate their ERP systems with our platforms.

We are also having increasingly frequent interactions with third-party integrators that offer their services directly to brands and retailers. By partnering with these integrators — be they credit facilitators, building engines, marketing engines, or e-builders of online storefronts for name brands — we are generating a useful network and a bridge to large retail.

Our open platform brought 27% of our new paid listings in June. At this time last year, that contribution was 5%. We look forward to the continued growth of this initiative.

Again, all this takes place while we redouble our efforts to provide world-class customer experience. In addition to devoting ample resources via dedicated staff and technology, we also track our progress, and the results are promising. Our net promoter score increased by over 10 percentage points year on year during the second quarter.

At the core of all these initiatives we’ve just covered is a commitment to a constant process of innovation and integration that allows us to understand our users more and more as we go, transforming their experience for the better and raising the bar in terms of quality and breadth of services in this nascent but rapidly growing ecommerce space. This commitment allows us to deepen our penetration in an ecommerce market that is growing, spanning new product categories, new services, and new business models.

Now, let me make some comments on the corporate finance front. During April, we completed the acquisition of Portalinmobiliario, a real estate classified site with online market leadership in Chile and a strong brand presence which will complement our own in Mexico. In both cases, we see interesting sales and distribution capabilities that we can leverage across our entire ecosystem. Along with these strategic value points, we’ve added on a respected team of 161 employees, bringing MercadoLibre’s total to over 2,300.

In June, MercadoLibre successfully strengthened its balance sheet with the completed issuance of $330 million in convertible notes maturing in 2019. A currently constructive market context for this type of issuance allowed us to achieve the most favorable end of the pricing terms: a 2.25% coupon and a 37.5% conversion premium.

The proceeds will allow us to take on future growth opportunities. We see the digital ecosystem in Latin America really coming of age, and we are confident there will be interesting M&A opportunities over the next five years. This added cash gives us greater flexibility to move quickly when opportunities arise.

Moving on to our financial results for the second quarter, let me begin by reminding you that as of May 16 the Company adopted the Sicad II exchange rate in Venezuela, as reported in a press release on that date. The move confirms our commitment to full transparency, having been one of the earliest corporate issuers to adopt this exchange rate, which also reduces our overall financial exposure to the Venezuelan market.

During the second quarter, the Sicad II rate traded within a tight range around VEF50 per US dollar, considerably more devalued than our previously employed Sicad I rate, which was approximately VEF11 to the dollar in the first quarter. As a result, Venezuela’s share of our total business has been reduced considerably, also mitigating Venezuela macro impact on our results, going forward.

Let me remind you also of the unusual items impacting the quarter, all related to the adoption of the Sicad II exchange rate in Venezuela. During the quarter, we’ve taken a one-time hit of $57.4 million which includes: a $49.5 million impairment on our long-lived fixed assets, primarily commercial real estate we own and either use or rent, remeasured at the Sicad II exchange rate; a ForEx loss of $16.5 million, resulting from the devaluation of our local currency net monetary assets in Venezuela; a deferred income tax gain of $8.6 million derived from the loss on foreign exchange related to the revaluation of US dollar-denominated liabilities during the quarter.

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AUGUST 07, 2014 / 08:30PM GMT, MELI - Q2 2014 MercadoLibre Inc Earnings Call

This covers the one-timers associated with the transition in exchange rate mechanisms in Venezuela.

Additionally, our business in Venezuela was also affected by the impact of remeasuring our Venezuelan P&L at Sicad II. During the second quarter, the first half of the period was remeasured at the Sicad I rate of roughly VEF10 to the dollar, while the second half was remeasured at the Sicad II rate, leaving the weighted average exchange rate for the quarter at approximately VEF18 to the dollar.

The third quarter will be the first quarter where Sicad II, which currently remains close to VEF50 to the dollar, will apply from start to finish. Therefore, all things equal, this implies further quarter-on-quarter FX headwinds in Venezuela, assuming the weighted average exchange rate remains at current levels.

Summarizing, we believe Venezuela’s share of our business is more accurately reflected at Sicad II, and we have already been able to access the FX market at this rate, converting bolivars to dollars on a limited basis.

With those clarifications out of the way, I’ll now call out our consolidated financial highlights, also providing pro forma values where they apply to better illustrate our performance, excluding the one-timers just discussed.

Net revenues were $131.8 million, 66% growth in local currencies and 18% growth in dollars. Excluding Venezuela, net revenues grew 47% in local currencies and 22% in dollars.

Income from operations was negative $5.9 million. Excluding the one-off impairment charge due to the Venezuelan devaluation, income from operations would have been $43.6 million, up 23% from $35.4 million in the second quarter of last year.

Net income before income and asset tax expenses was negative $19.1 million. Excluding the one-off impairment and ForEx loss due to the Venezuelan devaluation, it would have been $46.9 million, 15% higher than in Q2 of 2013.

Net income was negative $25.6 million, but would have been $31.8 million, excluding the impairment, ForEx, and tax effects of the Venezuelan devaluation, up 5.9% from $30 million in the second quarter of 2013.

All this resulting in earnings per share that were negative $0.58 for the quarter. Excluding the impacts of the Venezuelan devaluation, earnings per share for the quarter would have been $0.72.

Analyzing our top line growth for the quarter, consolidated revenues accelerated their year-on-year growth in US dollars and in local currencies. This happened despite a deceleration in sold items, which we anticipated, as Latin America along with the rest of the world paused to enjoy the World Cup and also as we faced Easter calendar headwinds.

Revenues derived specifically from our Marketplace accelerated in local currencies in each of our top four countries and also on a consolidated basis, as better monetization offset slower growth in sold units. Brazil, for example, saw sold items slow their year-on-year growth by 4 percentage points due to the World Cup, to 21%, with local currency Marketplace revenues accelerating to 33% on the basis of monetization improvements.

Turning to non-Marketplace revenues, these grew 49% year-on-year in local currencies, with clear acceleration on a consolidated basis and also in each of our top four countries. The main contributions to this growth came, in order of relevance, from financing revenues sustaining growth above 40% year-on-year in local currencies for the third consecutive quarter, driven by growth both on- and off-platform.

MercadoPago processing revenues grew 62% in local currencies, driven by the solid growth of payments volume outside our platform.

Advertising revenues, though a small component of non-Marketplace revenues, also growing very well.

And finally, the acquisition of Portalinmobiliario provided a boost to growth in Classifieds revenues, which was 39% year on year in local currencies.

Overall, our total net revenues accelerated to 66% year-over-year growth in local currencies, also accelerating to 47% year-on-year, excluding Venezuela.

In addition, each of the major countries where we operate showed accelerating year-on-year growth in local currencies in their consolidated revenues, which were: 34% for Brazil, 76% for Argentina, 25% for Mexico, and 167% for Venezuela.

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AUGUST 07, 2014 / 08:30PM GMT, MELI - Q2 2014 MercadoLibre Inc Earnings Call

Moving down our P&L, gross profit grew 18% year over year in the second quarter, to $95.5 million. Gross profit margin was 72.4% of revenues, versus 72.3% in the second quarter of last year and 72.7% in the first quarter of 2014. 139 basis points of margin contraction due to growth in MercadoPago were offset by scale in certain sales taxes, customer experience, and fraud prevention, leaving gross margins practically unchanged versus last year.

Operating expenses for the period totaled $101.4 million, or $51.9 million excluding the one-off impairment charge from our Venezuela devaluation, which would imply a 14% apples-to-apples growth versus last year. Excluding this impairment charge, operating expenses would have been 39.4% of revenue in the second quarter, versus 40.7% in the same quarter last year and 43.2% in the first quarter of this year.

Let me break down OpEx for you line item by line item. Sales and marketing grew 27% year over year, to $26.5 million, or 20.1% of revenues, versus 18.6% for the same period last year. This growth represents a loss of 151 basis points of margin, primarily from 222 basis points of higher chargeback costs and 120 basis points of additional online customer acquisition costs, which were partially offset by offline marketing scale since we did not renew the offline marketing campaign that was in full force during the second quarter of last year.

Product development expenses grew 20%, to $11.7 million, representing 8.9% of revenues in the second quarter, versus 8.7% in the same period last year and 10.6% in the first quarter of 2014.

G&A decreased 9% year over year, to $13.7 million, representing 10.4% of revenues, versus 13.4% a year ago and 13.2% in the first quarter of 2014. Year-on-year scale was driven by salaries and wages’ accounting for 279 basis points of improvement, 134 of which came from long-term retention plan costs.

Finally, also included in OpEx was the aforementioned one-time charge of $49.5 million for impairment on our long-lived fixed assets remeasured at the Sicad II exchange rate. Per US GAAP, in hyperinflation economies such as Venezuela, this charge does not qualify as an extraordinary item and does not go below EBIT.

As a result, operating income for the quarter was negative $5.9 million, or negative 4.5% of revenues. However, excluding the one-time impairment charge, operating income would have been $43.6 million, or 33.1% of revenues, versus 31.6% in the second quarter of 2013 and 29.5% last quarter.

I’d like to note that currency is a relevant driver for scale, excluding the one-time impairment charge. Of the 150-basis points improvement in EBIT margin year on year, approximately 180 basis points can be attributed to the devaluation of the Argentine peso.

Below operating income, we benefited from $3.6 million of interest income, up 62% year on year thanks to higher interest rates on larger amounts invested, versus the prior-year quarter in which we realized certain losses on our portfolio.

In our ForEx line, we saw a $16 million loss, versus a $3.6 million gain in the second quarter last year. The adoption of Sicad II in Venezuela generates an FX loss of $16.5 million, which was partially offset by a small net increase in the value of our other foreign exchange holdings.

These effects led to a net income before taxes of negative $19.1 million, which would have been positive $46.9 million, excluding the impairment charge and ForEx loss resulting from the Venezuelan devaluation; that is, 15.1% above last year’s second quarter.

Income tax expense was $6.5 million during the second quarter. However, as they did with the switch to Sicad I last quarter, US dollar liabilities on Venezuelan’s balance sheet appreciated further this quarter, resulting in losses recognized under Venezuelan GAPP for a one-off tax benefit of $8.6 million. Excluding the devaluation’s impacts on G&A, ForEx, and taxes, the blended tax rate for the quarter would have been 32.2%.

Net income came in at negative $25.6 million, or negative 19.4% of revenues during the second quarter, resulting in basic net income per common share of negative $0.58. Excluding the impairment charge, foreign exchange loss, and income tax effect resulting from Venezuela’s devaluation, net income would have been $31.8 million, a margin of 24.1%, and an EPS of $0.72.

Purchase of property, equipment, and intangible assets and acquired businesses net of cash acquired during the quarter totaled $41.6 million. For the period ended June 2014, this resulted in free cash flow — defined as cash from operating activities less payment for the acquisition of property, equipment, intangible assets and acquired businesses net of cash acquired — of $18.7 million, versus negative $6.2 million last year.

Cash, short-term investments, and long-term investments at the end of the quarter totaled $542.9 million.

Wrapping up, we declared our quarterly dividend of $7.3 million, or $0.166 per share, payable on October 15, 2014, to shareholders of record as of the close of business on September 30, 2014.

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AUGUST 07, 2014 / 08:30PM GMT, MELI - Q2 2014 MercadoLibre Inc Earnings Call

This concludes my review of the business for the second quarter. Summarizing what we’ve seen, the Company shows strong business drivers as we keep integrating key value components into our ecosystem, making them part of the core shopping experience that we offer. Our suite of services is working well together, and this is gradually improving the ease and convenience of buying and selling on MercadoLibre. As can be seen, our growing value proposition to users also clearly translates to the growth of our business and its financial health.

I look forward to keeping you updated as we keep perfecting our entire platform to capture the huge opportunity implied in our region’s budding ecommerce landscape.

Thanks, and with that, we’ll take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Gene Munster, Piper Jaffray.

Gene Munster - Piper Jaffray - Analyst

Congratulations. A couple of questions. First is that you mentioned a World Cup impact, what it had on the entire quarter. Can you talk about how Brazil and Argentina were trending before the World Cup actually started?

And then, separately, can you talk a little bit about the unit growth number versus the overall local currency GMV growth, in trying to understand how unit growth dipped a little bit but yet local currency growth accelerated?

Pedro Arnt - MercadoLibre, Inc. - CFO

Just recapping, the first question is a World Cup question. I think what we’re disclosing is the overall impact, as we said in the prepared remarks. That impact was somewhat accentuated in Brazil, but the reality is that in Colombia, Mexico, Argentina are all countries that have a similar impact and also did fairly well in the tournament, as well as Chile. I want to make sure I don’t forget anyone here.

And then, as we’ve just mentioned, the additional headwind was also the way that the calendar played out in April vis-a-vis the previous year because of Easter vacation holidays.

So, we had a certain level of limited tailwinds on the front end of the quarter and the back end of the quarter.

Gene Munster - Piper Jaffray - Analyst

Okay. So, let me ask you it this way. Going into the World Cup, overall local currency growth was 66%. Going into the World Cup, was it — can you give us what the growth rate was for those, just a rough number? Was it 76%? Was it the 4% higher? It obviously was a — it must have been a higher number than 66%, correct?

Pedro Arnt - MercadoLibre, Inc. - CFO

So, again, I don’t know the number off the top of my head. What I do know is April was somewhat lower because of the calendar. May was a month where the business picked up and was probably somewhat above that; so, closer to 70%. And then, again, somewhat slowed down by the World Cup for June.

Gene Munster - Piper Jaffray - Analyst

Got it.

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AUGUST 07, 2014 / 08:30PM GMT, MELI - Q2 2014 MercadoLibre Inc Earnings Call

Pedro Arnt - MercadoLibre, Inc. - CFO

The impact isn’t going to be significant in June. You’re going to have something hovering around the 70% mark.

Gene Munster - Piper Jaffray - Analyst

Okay. That’s helpful to get kind of a normalized growth rate. And then, separately, on the unit growth?

Pedro Arnt - MercadoLibre, Inc. - CFO

So, the spread between units, which decelerated on a consolidated basis, and then the business, which delivered accelerating local currency revenues across pretty much most business units and countries, a couple of impacts there.

First of all, the non-Marketplace business units performed well in the quarter. Payments had another strong quarter during Q2, after strength in Q1.

And then, also, the Marketplace business did see improved monetization, as we’ve been able to better monetize GMV through a combination of better insertion fees, improved adoption, there were some pricing elements.

So, that essentially explains why we have a business that’s accelerating revenue in local currencies throughout all of the countries. So, even when we parse out the more inflationary countries, we’re seeing that same strength across the non-inflationary countries as well, as both Marketplace monetization improved and the non-Marketplace businesses performed quite well.

Gene Munster - Piper Jaffray - Analyst

Okay. That’s helpful. Thank you and congrats.

Operator

Vera Rossi, Goldman Sachs.

Vera Rossi - Goldman Sachs & Co. - Analyst

I have a question on Venezuela. What was the percentage of revenues in local currency that the Company generated prior to May 16 and after May 16, when the currency went from VEF11 to VEF50?

Pedro Arnt - MercadoLibre, Inc. - CFO

So, remember that this is a quarter where Venezuela is not full-quarter accounted for at Sicad II. The numbers in terms of reported are roughly from 16% a year ago; so, Q2 2013, Venezuela was 16% of the business. Q1 2014, Venezuela in terms of percentage of revenues was 17%. This quarter, Venezuela was down to 12.5% in dollars. That should continue to go down as we move into the next quarter and the Sicad II rate applies for the full quarter.

Vera Rossi - Goldman Sachs & Co. - Analyst

Okay. I think I was not very clear on my question, and I apologize for that. I would like to know in local currency — so, assuming the bolivars — how much of the revenues the Company generate in local currency prior to May 16 and after May 16. So, in bolivars. What was the distribution in local currency in Venezuela, not in the Company? So, I want to know about the country, if it this is clear.

Pedro Arnt - MercadoLibre, Inc. - CFO

Vera, I’m sorry. I’m not sure I’m understanding your question. You want to know in bolivars what percentage of the Venezuelan business, of the whole Company —?

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AUGUST 07, 2014 / 08:30PM GMT, MELI - Q2 2014 MercadoLibre Inc Earnings Call

Vera Rossi - Goldman Sachs & Co. - Analyst

We can talk offline, but I would like — what I would like to know as you go in the full quarter of second quarter, how much of the revenues were generated in the first part of the quarter, just in Venezuela? So, if you generate VEF100, how much was before May 16 and after May 16, of the VEF100, assuming your revenues are only VEF100?

Pedro Arnt - MercadoLibre, Inc. - CFO

Okay. Great. So, I think I got it, Vera. Let me give you three directional numbers that hopefully will help you get to where you’re trying to get at. The bolivars for April were roughly — I’m going to give you ballpark numbers — were roughly VEF80 million. Bolivar revenues for May were roughly VEF110 million and for June were also roughly VEF110 million. So, I’m rounding somewhat, but that gives you a sense of the cadence of bolivar revenues for the three months in the quarter.

Vera Rossi - Goldman Sachs & Co. - Analyst

Okay. Thank you.

Operator

Ross Sandler, Deutsche Bank.

Ross Sandler - Deutsche Bank Research - Analyst

I just had a couple of questions. First was, Pedro, could you help us? You mentioned that you guys aren’t doing the offline ad campaign. So, I’m trying to reconcile the 27% year-on-year growth which I realize is in dollars — so, not quite apples-to-apples — in sales and marketing with the 17% or 18% unit growth. Was advertising growing at a much slower rate than units? Or, faster? Can you just give us some color on how much advertising contributed to that sales and marketing growth?

And then, a second question is just how does the pace of business in Brazil look, now that we’re fully clear of the World Cup, if you can give us some color there?

And then, last one, some of the bigger brick and mortar retailers in Brazil are getting a little bit more aggressive with marketplace strategies. So, do you view B2W and Nova Pontocom as viable Marketplace competitors, or not?

Pedro Arnt - MercadoLibre, Inc. - CFO

So, the first question is on what’s happening with sales and marketing leverage, essentially, if we could give a little bit more visibility into that? There are about 150, roughly, basis points of margin contraction on the sales and marketing line. That is not mainly driven by customer acquisition. We did not do TV, as you point out. A lot of that money was reinvested online.

What’s driving some of that de-leverage is essentially chargebacks, where last-year quarter we had a very low number because of a one-off, and also we’ve had a little bit more fraud loss provisions for chargebacks this quarter, both versus last year and versus previous quarter. And there’s also been some increase in bad debt levels. So, it’s not driven by increases in customer acquisition; that one is only slightly up.

And then, in terms of the competitive landscape, I think as we always say the opportunity is huge. The Brazilian market has always been and will continue to be competitive. And if we continue to focus on our strategy, our plan, improving both buying and selling experience through our ecosystem, we think that the business will continue to grow for many, many years. Yes, there are viable competitors. Our focus is primarily on what we need to do to continue to grow for as long as we can.

Ross Sandler - Deutsche Bank Research - Analyst

Okay. And the last one was just unit growth post-the World Cup, if possible?

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AUGUST 07, 2014 / 08:30PM GMT, MELI - Q2 2014 MercadoLibre Inc Earnings Call

Pedro Arnt - MercadoLibre, Inc. - CFO

I think probably for this quarter we should wait until we actually report it.

Ross Sandler - Deutsche Bank Research - Analyst

Okay. Thanks, guys.

Operator

Mark Miller, William Blair.

Mark Miller - William Blair & Company - Analyst

I’d like to get a sense for how the assortment is changing with the Mall initiative and the verticalization effort. So, I guess first off, on the sales mix, can you give us a sense of how that’s changed outside of consumer electronics? And is there a way to encapsulate the size of the assortment and how that changes and how much of that is coming from the large stores?

Pedro Arnt - MercadoLibre, Inc. - CFO

Mark, can you just repeat the last part of the question. I got the first part.

Mark Miller - William Blair & Company - Analyst

The numbers sound impressive in terms of the number of large stores that you’ve brought on. I’m trying to understand how meaningful that is in terms of the selection you’re offering to consumers? An additional point of perspective would be how large is that relative to where you see the business opportunity?

Pedro Arnt - MercadoLibre, Inc. - CFO

Okay. Great. So, first of all, in terms of mix, we’ve continued to see a decline in the overall share coming from consumer electronics. It declined by roughly another slightly over 1%. So, we are continuing to see the shift towards some of these newer categories and away from consumer electronics.

And then, in terms of how relevant it is right now, we’re seeing really strong progress in terms of onboarding brands. We’re seeing improvements in the Mall product, but there’s still significant work to be done. This isn’t a material amount of our GMV; it’s still small. We’re very pleased with this, but it’s definitely the very initial steps.

I think once brands convert, that gives us greater credibility to go speak to more brands and more branded retailers, and hopefully we’ll continue to see good traction there. But it’s still very early. So, as a percentage of overall GMV coming from official stores, that’s still very low.

Mark Miller - William Blair & Company - Analyst

Okay. On the new user acquisition front, there was a nice jump in the quarter. Is that due to the efficiency of your marketing, particularly in mobile? Or, what caused the jump this period? Was there anything one-off about that? Or, do you anticipate a continued acceleration of new users?

Pedro Arnt - MercadoLibre, Inc. - CFO

So, when we look at the cadence of additional new users for the quarter, it did accelerate versus Q1. We added about 4.7 million new users. That’s not very distinct to previous quarters. So, it’s in line with some quarters we’ve had in the past. It’s good to see that accelerating again versus a somewhat soft Q1.

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AUGUST 07, 2014 / 08:30PM GMT, MELI - Q2 2014 MercadoLibre Inc Earnings Call

That is driven by improvements Q on Q in the efficiency of marketing spend. We’re getting a lot better with mobile registration and mobile integration. So, we’re converting mobile traffic into better registrations.

But I wouldn’t necessarily say that it’s a huge difference to certain quarters we’ve delivered in the past.

Mark Miller - William Blair & Company - Analyst

Okay. Final question for me, on the acquisition opportunities you’re looking at. Can you just highlight what your criteria are for acquisitions? And the fact that you’re doing this now, does this suggest that we could see something in the nearer term? Or, is this just really to give you a flexibility further out?

Pedro Arnt - MercadoLibre, Inc. - CFO

One added point on the registered user number that is also relevant is that some of that increase is also driven by the acquisition of Portalinmobiliario. So, that did bring in some additional users. We’re still seeing efficiencies in terms of the mobile and marketing acquisition, but some of that was also non-organic from the Portalinmobiliario acquisition.

In terms of use of proceeds from the raise, I think we’ve been pretty consistent in saying that this was driven more by market timing and market conditions and a long-term vision that, as the ecosystem in the region continues to grow, interesting M&A opportunities will come up. And the added cash gives us the flexibility to be able to move quickly when the opportunity arises, but not necessarily anything that we have in the pipeline right now, nor are there any letters of intent outstanding.

Mark Miller - William Blair & Company - Analyst

Good. Thanks. Nice results.

Operator

Marcelo Santos, J.P. Morgan.

Marcelo Santos - J.P. Morgan - Analyst

If you could, you mentioned in the prepared remarks that the non-Marketplace business performed particularly well in most geographies. If you could provide an update on the Classifieds front? Am I understanding you that you pointed out that the financial revenues were particularly good. But what about Classifieds? Was there an improvement from the previous quarters? And what is the outlook here?

Pedro Arnt - MercadoLibre, Inc. - CFO

So, the Classifieds business, which is a business that we continue to be very long-term positive about, over the previous quarters had seen a slowdown in growth rates. We did see some acceleration there again. The Classifieds marketplace definitely picked up its local currency year-on-year growth. Again, that is partially driven by non-organic growth from the acquisition.

If we were to look at it organically, it would have been growing more in line with what we saw in the first quarter. So, part of that strength also comes from the Portalinmobiliario acquisition, which definitely helped the Classifieds business.

Marcelo Santos - J.P. Morgan - Analyst

Okay. And second question, you mentioned that there were some pricing changes that helped the results. Where did you increase take rates in the countries? Did you increase some fees in the countries? If you could give more information on that, it would be great.

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AUGUST 07, 2014 / 08:30PM GMT, MELI - Q2 2014 MercadoLibre Inc Earnings Call

Pedro Arnt - MercadoLibre, Inc. - CFO

So, towards the end of the quarter, June, there were some increases in the commissions that we charge in some of the countries. There was also some increasing to the caps that we place on final value fees per item. So, there were some pricing events in more than one country, primarily in June.

Marcelo Santos - J.P. Morgan - Analyst

Okay. Thank you very much.

Pedro Anrt

Additionally, monetization also improved, not from pricing, but from improvements in adoption of placement fees and improvements in the overall monetization of the Marketplace platform.

Marcelo Santos - J.P. Morgan - Analyst

Okay. Great. Thank you.

Operator

Chad Bartley, Pacific Crest.

Chad Bartley - Pacific Crest Securities - Analyst

So, two questions, just trying to better understand the strength in the quarter. First, you highlighted many different drivers and initiatives, but was there one in particular that stood out, that really accounted for a disproportionate amount of the growth in the quarter?

And then, second, in general was there something fundamental or structural that changed in the business that drove the inflection and the acceleration that we saw?

Pedro Arnt - MercadoLibre, Inc. - CFO

So, let me start with the second question. I wouldn’t say there have been any structural changes quarter on quarter or any step-function changes in the ecommerce dynamic. I think as we’ve always said we are innovating on a lot of fronts across the platform.

Shipping, as we gave some data, really showed tremendous growth in adoption during the quarter. If you think about it, we’re exiting the quarter in Brazil doing 25% of our sold units through the MercadoEnvios platform. That number was much closer to zero a year ago. So, great traction there.

That overall drives better purchasing, purchasing of more expensive items. That’s one of the drivers that’s helping monetization across the platform, but there are also many others.

And then, in terms of the non-Marketplace, I’d say there’s no structural change there either. We have continued to see two quarters where the payments business has accelerated consecutively, after being somewhat soft in the back half of last year. It improved in Q1 and improved once again in the second quarter, both on-platform but also off-platform. And so, that’s probably been the most significant driver within the non-Marketplace category of improved financial results, has been MercadoPago.

Chad Bartley - Pacific Crest Securities - Analyst

And then, could I ask another question then, just real quick? Sorry if I missed this. Did you disclose the revenue contribution from the acquisition or what organic growth was or anything to help us on that?

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AUGUST 07, 2014 / 08:30PM GMT, MELI - Q2 2014 MercadoLibre Inc Earnings Call

Pedro Arnt - MercadoLibre, Inc. - CFO

So, the revenue contribution per quarter of the Classifieds business is roughly $3 million, of the acquired company.

Chad Bartley - Pacific Crest Securities - Analyst

Okay. So, it’s $3 million was the contribution in the quarter, and it’s going to be fairly steady at that level?

Pedro Arnt - MercadoLibre, Inc. - CFO

Well, we’d hope to see that growing, but this quarter was about $3 million.

Chad Bartley - Pacific Crest Securities - Analyst

Great. Thank you, Pedro.

Pedro Arnt - MercadoLibre, Inc. - CFO

Okay. Great. So, we were hoping that someone on the service provider side would close the call, but I think we don’t have any other questions. So, thanks everyone, and we look forward to updating you again in the next quarter.

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